SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------

                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): October 26, 2004


                           J. C. PENNEY COMPANY, INC.
                     (Exact name of registrant as specified
                                 in its charter)


Delaware                            1-15274                        26-0037077
(State or other jurisdiction   (Commission File No.)         (I.R.S. Employer
of incorporation )                                           Identification No.)

6501 Legacy Drive
Plano, Texas                                            75024-3698
(Address of principal executive offices)                (Zip code)


Registrant's telephone number, including area code:  (972) 431-1000


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13d-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

Item 8.01         Other Events

     On October 26, 2004, the Company's wholly-owned operating subsidiary, J. C. Penney Corporation, Inc., announced that it is calling for redemption all of its outstanding 5% Convertible Subordinated Notes Due 2008, of which the Company is a co-obligor. (See attached Exhibit 99.)





Item 9.01        Financial Statement and Exhibits

      Exhibit 99 News  Release  date  October 26, 2004  announcing  the redemption  of the 5%  Convertible  Subordinated  Notes  Due
                 2008.






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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             J. C. PENNEY COMPANY, INC.



                                        By:   /s/ Charles R. Lotter
                                           ---------------------------------
                                             Charles R. Lotter
                                             Executive Vice President, Secretary
                                             and General Counsel



Date:  October 27, 2004

                                                                      EXHIBIT 99


                              JCPenney News Release

CONTACT
Quinton Crenshaw           Tim Lyons                   Eli Akresh                  Bob Johnson
Public Relations           Public Relations            Investor Relations          Investor Relations
(972) 431-5581            (972) 431-4834              (972) 431-2207              (972) 431-2217
qcrensha@jcpenney.com      tmlyons@jcpenney.com        eakresh@jcpenney.com        rvjohnso@jcpenney.com
---------------------     --------------------         --------------------        ---------------------


                       JCPENNEY CALLS 5% CONVERTIBLE NOTES

                    Equity and Debt Reduction Program on Plan

                  Share Repurchase Program 34 Percent Complete



     PLANO, Texas, October 26, 2004 - J. C. Penney Corporation, Inc. ("Corporation"), a wholly-owned subsidiary of J. C. Penney Company, Inc. ("JCPenney" or "Company") (NYSE: JCP) has called for redemption the outstanding 5% Convertible Subordinated Notes Due 2008. In addition, the Company also provided an update on its equity and debt reduction program.

     Commenting on the program, Robert Cavanaugh, Executive Vice President and Chief Financial Officer of JCPenney said, "We are pleased with the progress that we have made with our capital structure repositioning program. Through October 22, 2004, the Company had repurchased 27.6 million shares of its Common Stock for approximately $1.0 billion in open market transactions, representing about 34 percent of the announced share repurchase program. After the conversion or redemption of the convertible notes, the Company will have also reduced its long-term debt by approximately $1.7 billion in 2004, representing nearly 75 percent of our announced debt reduction program."

     Corporation today announced it is calling all of its outstanding 5% Convertible Subordinated Notes Due 2008 at a price of 102.5%, plus accrued interest to November 17, 2004. Approximately $650 million of the Notes, which are convertible into approximately 22.8 million shares of JCPenney Common Stock, are outstanding. The Notes will be redeemed on November 17, 2004 (the "Redemption Date").

     Holders of the Notes have the option to convert the Notes into JCPenney Common Stock at the conversion price of $28.50 per share. Holders electing to convert the Notes into Common Stock will not receive accrued interest. The conversion price is equivalent to 35.0877 shares per $1,000 principal amount of the Notes. The Common Stock price at the close of business on October 25, 2004 was $37.75. Holders wishing to convert the Notes must do so by the close of business on November 16, 2004, the day prior to the Redemption Date. The Trustee and Conversion Agent for the Notes is The Bank of New York.




     J. C. Penney Corporation, Inc., the wholly-owned operating subsidiary of the Company, is one of America's largest department store, catalog, and e-commerce retailers, employing approximately 150,000 associates. As of July 31, 2004, J. C. Penney Corporation, Inc. operated 1,018 JCPenney department stores throughout the United States and Puerto Rico, and 60 Renner department stores in Brazil. JCPenney Catalog, including e-commerce, is the nation's largest catalog merchant of general merchandise, and JCPenney.com is one of the largest apparel and home furnishings sites on the Internet. J. C. Penney Corporation, Inc. is a contributor to JCPenney Afterschool Fund, a charitable organization committed to providing children with high quality after school programs to help them reach their full potential.

     This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, competition, consumer demand, seasonality, economic conditions, and government activity. Investors should take such risks into account when making investment decisions. Any non-GAAP terms referenced, such as EBITDA and free cash flow, are defined and presented in the Company's 2003 Annual Report on Form 10-K.
                                      ###



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